Exhibit 99.1

For Immediate Release

SPANISH BROADCASTING SYSTEM
TO ACQUIRE
MIAMI TELEVISION STATION

Miami’s #1 Hispanic Radio Broadcaster to Expand Presence and Diversify
Platforms through Highly Complementary Transaction

Wednesday – July 13, 2005

(Coconut Grove, Florida) Spanish Broadcasting System, Inc. (“SBS”; NASDAQ: SBSA) today announced that it has entered into an agreement to acquire WDLP-TV (Channel 22) and other television assets serving Miami and South Florida from Dr. William De La Peña for $37.5 million on terms that were not disclosed. The acquisition is expected to close in the fourth quarter of 2005, pending FCC approval.

WDLP-TV is a full-power TV facility reaching approximately 1.5 million households in the Miami — Ft. Lauderdale DMA through its over-the-air, cable and satellite distribution.

Raúl Alarcón, President and CEO of SBS commented, “The Spanish-language media universe of South Florida, our home market, presents a unique and logical entry point for our debut in television. This is a highly complementary transaction that will enable SBS to further increase its ability to serve Miami’s Hispanic community. We fully intend to leverage our resources, relationships and media expertise to create a viable and compelling viewing alternative for Hispanic consumers, while providing advertisers with an ideal platform to reach this rapidly expanding audience.”

Miami is the nation’s second-largest Hispanic television revenue market with $130 million in local and national Hispanic TV advertising expenditures in 2004, projected to grow to over $140 million in 2005. Miami also serves as corporate headquarters for SBS and its three local owned-and-operated radio stations WRMA-FM (Romance 106.7), WCMQ-FM (Clásica 92) and the highest-rated Spanish-language station in the market, WXDJ-FM (El Zol 95).

Dr. William De La Peña stated, “We are absolutely confident that a recognized broadcaster such as SBS will be able to continue, and indeed expand upon, the good work we began at Channel 22. We look forward to working with the SBS team in the future development of the station.”

The cross-promotion of its own co-located radio and TV properties will be a key element in the SBS operational strategy going forward. The Company intends to fund the acquisition and its television venture from cash-on-hand and free cash flow from operations.

About Spanish Broadcasting System
Spanish Broadcasting System, Inc. is the largest Hispanic-controlled radio broadcasting company in the United States. After giving effect to a pending divestiture, the Company will own and operate 20 radio stations in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City. The Company also operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate site can be accessed at www.spanishbroadcasting.com.

Contact:	Tomas Johansen (305) 441-6901, ext. 525 tjohansen@sbscorporate.com